UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 10, 2014

XENON PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Canada	001-36687	98-0661854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200-3650 Gilmore Way

Burnaby, British Columbia V5G 4W8

Canada

(Address of principal executive offices including zip code)

(604) 484-3300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On November 10, 2014, Xenon Pharmaceuticals Inc. (the “Company”) completed a private placement in which the Company issued and sold 495,000 of its common shares (the “Shares”) to Roche Finance Ltd. (“Roche”), concurrently with the closing of the Company’s initial public offering. The sale and issuance of the Shares was effected pursuant to the terms of the Common Share Put Agreement, dated as of March 19, 2014, by and between the Company and Roche.

The aggregate purchase price of the Shares was USD$4,455,000, representing a per share price of USD$9.00, the price that the Company’s common shares were sold to the public in the Company’s initial public offering. USD$311,850 of the aggregate purchase price was paid to the underwriters of the Company’s initial public offering for financial advisory services provided by the underwriters to the Company. The purchase price of the Shares was paid for by Roche in immediately available funds.

The sale and issuance of the Shares was exempt from registration under the Securities Act of 1933, as amended, under Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering. Roche acquired the Shares for investment only and not with a view to or for sale in connection with any distribution of the Shares and appropriate legends were affixed thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2014	XENON PHARMACEUTICALS INC.

	By:	/s/ Ian Mortimer
Ian Mortimer
Chief Financial Officer